Exhibit 99.1

PRESS RELEASE

WellPoint’s Board Welcomes Lewis Hay as New Director

Indianapolis, Ind. – May 29, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that Lewis (Lew) Hay, III, has been named to its Board of Directors, effective July 1, 2013. Mr. Hay has a proven track record as a leader, most recently serving as executive chairman of NextEra Energy, Inc., one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America.

“We are pleased to welcome Lew to our Board of Directors,” said WellPoint CEO Joseph R. Swedish. “His extensive leadership experience and business acumen will bring valuable insight to our Board as we prepare for changes in the health care industry and continue to position the company for success.”

Mr. Hay was appointed to his role as executive chairman of NextEra in 2002 and will serve until his retirement, which is planned for the end of 2013. He also served as the company’s chief executive officer from 2001 through 2012. Mr. Hay joined NextEra Energy as chief financial officer in 1999.

Mr. Hay received a Bachelor of Science degree in electrical engineering from Lehigh University and a Master of Science degree in industrial administration from Carnegie Mellon University. He currently serves on numerous boards and associations including the board of directors of Capital One Financial Corporation and Harris Corporation. Mr. Hay is currently the chairman of the Edison Electric Institute (EEI), the association of US shareholder-owned electric utilities. He also is a director and former chairman of the Institute of Nuclear Power Operations (INPO). Mr. Hay is also a member of the Business Board of Advisors at Carnegie Mellon University’s Tepper School of Business and is a past member of the President’s Council on Jobs and Competitiveness and the Business Roundtable.

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 36 million people in our affiliated health plans, and nearly 68 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in several additional states through our Amerigroup subsidiary and in certain markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint Contacts:

Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802